EXHIBIT 99.7

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1                         Name and Address of Company

TRANSEURO ENERGY CORP.
1578 – 609 Granville Street
Vancouver, B.C., V7Y 1G5
Telephone: 604-681-3939

(the “Company”)

Item 2                         Date of Material Change

March 22, 2011

Item 3                         News Release

The news release was disseminated on March 22, 2011 through Marketwire.

Item 4                         Summary of Material Change

The Company announced that operations for the first production test of the previously announced 4 test programme on Karl-101 are continuing. The well has been flowing for 20 hours to obtain preliminary data prior to the planned acid stimulation.

Item 5                         Full Description of Material Change

Please see the attached news release dated March 22, 2011.

Item 6                         Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7                         Omitted Information

Not applicable.

Item 8                         Executive Officer

For further information, contact: David Parry
Telephone: + 1 (604) 681-3939

Item 9                         Date of Report

March 24, 2011

TRANSEURO ENERGY CORP.
1578 – 609 Granville Street
Vancouver, B.C. V7Y 1G5

NEWS RELEASE - UKRAINE FLOWING 1000 BOEPD FROM FIRST INTERVAL
BEFORE ACIDISING

22rd March 2011	TSX-V/Oslo Axess: TSU

Vancouver, Canada: - Transeuro Energy Corp. (“Transeuro” or the “Company”) is pleased to issue an update on its Ukraine operation as follows:

Operations for the first production test of the previously announced 4 test programme on Karl- 101 are continuing. The well has been flowing for 20 hours to obtain preliminary data prior to the planned acid stimulation. The maximum hourly production rate during this flow period was 4.7 million cubic feet (131,000 cubic metres) per day and an average condensate yield of 50 barrels per million cubic feet, giving a maximum combined rate of 1,018 barrels of oil equivalent per day (boepd).

The Company expects to perform the acid stimulation later this week and then conduct the main flow period of 48 hours or more. The Company will issue announcements as appropriate throughout the testing period. The testing program is subject to change depending on actual results.

A video showing gas flaring from the first test interval is available for viewing on the Company website: www.transeuroenergy.com

The President & CEO, David Worrall commented; “These preliminary results exceed our expectations for the pre-acidising flow period and we would expect the acidizing to further enhance the well performance. We perforated 43m in this first test and plan on perforating around the same length in each of the remaining 3 tests.”

Transeuro is involved in the acquisition of petroleum and natural gas rights, the exploration for, and development and production of crude oil, condensate and natural gas. The Company's properties are located in Canada, Armenia, and Ukraine. In addition, the Company holds a back- in option to Eaglewood Energy Inc.’s exploration licenses in Papua New Guinea.

On behalf of the Board of Directors
Aage Thoen, Chairman

For further information contact:	Chris McGillivray, IR, +1 604 728 0040
David Parry, SVP, +1 604 681 3939
Karen Jenssen, IR, +47 91 729787
http://www.transeuroenergy.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Oslo Bors accepts responsibility for the adequacy or accuracy of this release. When used herein, the term “boe” means barrels of oil equivalent on the basis of one boe being equal to one barrel of oil or NGLs or 6,000 cubic feet of natural gas (6 mcf: 1 bbl). Barrels of oil equivalent may be misleading, particularly if used in isolation. A conversion ratio of six mcf of natural gas to one boe is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from the targeted results. The Company relies upon litigation protection for forward looking statements.